Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. APPOINTS

MARTIN M. ELLEN TO ITS BOARD OF DIRECTORS

DALLAS, TX (June 3, 2013) – Eagle Materials Inc. (NYSE: EXP) today announced that it has appointed Martin M. Ellen to its Board of Directors. Mr. Ellen is Chief Financial Officer and Executive Vice President at Dr Pepper Snapple Group, Inc. (NYSE: DPS), where he has worked for three years. Prior to his work with Dr Pepper Snapple Group, Mr. Ellen served for almost eight years as the Chief Financial Officer and Senior Vice President - Finance of Snap-on Inc. (NYSE: SNA).

“With more than 25 years of broad experience, Marty brings with him an exceptional management, finance and audit background, and we’re fortunate to have him join our board,” said Eagle’s Chairman Laurence Hirsch. “We are confident that Marty will help us further develop and execute our corporate strategy.”

Mr. Ellen began his career with the international accounting firm PricewaterhouseCoopers in Chicago. Mr. Ellen holds a Bachelor of Science degree in accounting from the University of Illinois and a Master’s in Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University, where he currently serves on the alumni advisory board. He is a certified public accountant.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 40 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications